EXHIBIT 11.1

                    HORIZON OFFSHORE, INC. AND SUBSIDIARIES
                 STATEMENTS REGARDING COMPUTATION OF NET INCOME
                                   PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                  YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------
                                            1999            1998            1997
                                       --------------  --------------  --------------
Net income...........................  $        1,679  $       12,460  $        2,276
                                       ==============  ==============  ==============
Weighted average shares
outstanding..........................      18,820,646      18,114,393      11,256,373
Dilutive effect of shares issued
  pursuant to warrant exercised
  during 1997........................              --              --       2,520,834
                                       --------------  --------------  --------------
Shares used in computing net income
  per share..........................      18,820,646      18,114,393      13,777,207
                                       ==============  ==============  ==============
Net income per share.................  $          .09  $         0.69  $         0.17
                                       ==============  ==============  ==============